Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SPARTAN STORES, INC.
(Exact Name of Registrant as Specified in Its Charter)

__________________
Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-0593940 (I.R.S. Employer Identification Number)

850 76th Street Grand Rapids, Michigan (Address of Principal Executive Offices)	49518 (Zip Code)

SPARTAN STORES, INC.
2001 STOCK INCENTIVE PLAN
(Full Title of the Plan)

James B. Meyer President and Chief Executive Officer Spartan Stores, Inc. 850 76th Street Grand Rapids, Michigan 49518	Copies to:	Alex J. DeYonker Warner Norcross & Judd LLP 900 Old Kent Building Grand Rapids, Michigan 49503-2487

(Name and Address of Agent For Service)
(616) 878-2000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount Of Registration Fee
Common Stock, no par value	2,000,000 shares	$16.01	$32,020,000.00	$8,005.00

(1)

Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	On July 23, 2001, the average of the bid and asked prices of the Common Stock of Spartan Stores, Inc. was $16.01 per share. The registration fee is computed in accordance with Rule 457(h) and (c).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                    The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c)          The description of the Registrant's common stock, no par value, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act on August 1, 2000, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Registrant (also referred to as "Spartan Stores") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.          Description of Securities.

                    Not applicable.

Item 5.          Interests of Named Experts and Counsel.

                    Mr. Alex J. DeYonker, a Partner of Warner Norcross & Judd LLP, counsel to the Registrant, serves as a member of the Registrant's Board of Directors and General Counsel and Secretary of the Registrant.

Item 6.          Indemnification of Directors and Officers.

                    The Registrant has the power to indemnify its directors, officers, employees and agents against liability for certain acts pursuant to Sections 561 through 571 of the Michigan Business Corporation Act. Pursuant to its Amended and Restated Articles of Incorporation and Bylaws, the Registrant may indemnify a director, officer, employee or agent for liabilities reasonably incurred resulting from any pending, threatened or completed action or proceeding arising out of such person's position with the Registrant. The Registrant has insured or indemnified its directors and officers against certain liabilities that may arise under the Securities Act of 1933.

Item 7.          Exemption from Registration Claimed.

                    Not applicable.

Item 8.          Exhibits.

                    The following exhibits have been filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Document

4.1

Articles IV, V, VIII, IX, X, XII and XIII of the Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000. Incorporated herein by reference.

4.2

Articles II, III and X of the Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000. Incorporated herein by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Independent Public Accountants.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.

Item 9.          Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on this 24th day of July 2001.

SPARTAN STORES, INC. (Registrant)

By /s/ James B. Meyer
James B. Meyer President and Chief Executive Officer

                    Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

July 24, 2001	By /s/ James B. Meyer
James B. Meyer Chairman of the Board and Director

July ____, 2001	By
Alex J. DeYonker Director

July 24, 2001	By /s/ Elson S. Floyd*
Elson S. Floyd, Ph.D. Director

July 24, 2001	By /s/ Richard B. Iott*
Richard B. Iott Director

July 24, 2001	By /s/ Gregory P. Josefowicz*
Gregory P. Josefowicz Director

July 24, 2001	By /s/ Joel A. Levine*
Joel A. Levine Director

July 24, 2001	By /s/ Elizabeth A. Nickels*
Elizabeth A. Nickels Director

July 24, 2001	By /s/ Russell H. VanGilder, Jr.*
Russell H. VanGilder, Jr. Director

July 24, 2001	By /s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer

July 24, 2001	*By /s/ James B. Meyer
James B. Meyer Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1

Articles IV, V, VIII, IX, X, XII and XIII of the Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000. Incorporated herein by reference.

4.2

Articles II, III and X of the Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000. Incorporated herein by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Independent Public Accountants.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.